Exhibit 99.1

DORIAN LPG BOARD DECLINES BW LPG'S UNSOLICITED PROPOSAL

Board Cites Dorian's Younger, More Fuel-Efficient Ships; Superior Commercial Performance; Less Leveraged Balance Sheet; and Lack of Shareholder Benefit From Proposed Dual Listing

STAMFORD, CT, June 15, 2018 – Dorian LPG Ltd. (NYSE: LPG) ("Dorian" or the "Company") today announced that its Board of Directors has unanimously declined an unsolicited, conditional proposal from BW LPG Ltd. (OB: BWLPG) ("BW LPG") to combine with Dorian in a stock-for-stock transaction.

After a thorough review, conducted in consultation with its financial and legal advisors, the Board of Directors unanimously concluded that the proposal is not in the best interests of Dorian and its shareholders.  The Board noted that:

BW LPG's proposal undervalues Dorian on both an absolute- and relative-value basis;

•	Fails to recognize the value of Dorian's younger, more fuel-efficient ships;

•	Fails to recognize Dorian's superior commercial performance;

•	Forces shareholders to accept equity in a more highly-leveraged combined company; and

•	Proposes a dual listing that is unlikely to benefit Dorian shareholders.

The Board believes that Dorian's current strategy is working and that Dorian's younger, more fuel-efficient fleet with lower leverage protects the Company at the bottom of the industry cycle and positions it best for long-term growth and success.

Dorian has retained Evercore as financial advisor and Wachtell, Lipton, Rosen & Katz and Seward & Kissel LLP as legal advisors, in connection with the proposal.

Below is the text of a letter that was sent today by John Hadjipateras, Chairman, President and Chief Executive Officer of Dorian, to Andreas Sohmen-Pao, Chairman of the Board of Directors of BW LPG.

June 15, 2018

Dear Andreas,

This letter is in response to your May 29, 2018 letter indicating BW LPG's interest in combining with Dorian LPG.

Thank you for your kind words about Dorian's fleet, management and operating principles.

Since receiving your letter, our Board of Directors, consistent with its fiduciary obligation to our shareholders and in consultation with our outside advisors, has worked diligently to evaluate your unsolicited and conditional proposal. In this regard, we have carefully considered the strategic, financial and commercial merits of the proposal and whether it accelerates our efforts to build shareholder value by enhancing our company's market position, strengthening our financial position or advancing strategic initiatives.

After these deliberations, the Board unanimously decided to decline your proposal.

The Dorian Board has taken this action for many reasons, including:

Dorian's Fleet: Younger, More Fuel Efficient, and better prepared for Environmental Regulations.

Your proposal undervalues Dorian on both an absolute- and relative value basis by failing to account for the true value of Dorian's substantially younger, more fuel-efficient ships as well as Dorian's superior commercial performance.

BW LPG's indication of interest fails to recognize the value of Dorian's 19 ECO-ships, comprising 86% of Dorian's fleet of 22 ships.  By contrast, only about 40% of BW LPG's 51-ship fleet consists of ECO-ships, and BW LPG's owned and operated fleet is considerably older than Dorian's.

Dorian has already invested substantial capital to comply with regulation-driven ship modifications.  Our understanding is that the BW LPG fleet will require significant additional capital investment to modernize and comply with regulatory requirements.

Dorian shareholders should not be asked to subsidize BW LPG's fleet renewal, upgrade, and regulatory compliance costs.

Dorian's Commercial Performance is Superior

Based on the exchange ratio proposed, BW LPG would benefit from the acquisition of our ships with higher earnings power without paying a price that reflects the value differential in our assets and our commercial platform.  Over the past four quarters, Dorian has consistently outperformed BW LPG on key metrics such as EBITDA per vessel and TCE (time charter equivalent) per day.

Dorian's Balance Sheet is Less Leveraged

A combination of BW LPG and Dorian would improve financial flexibility for BW LPG, but would have the opposite effect for Dorian. BW LPG's balance sheet is more leveraged, with older assets on average, while Dorian's balance sheet has considerably lower leverage – Dorian's net debt to total capitalization (34.6%) vs BW LPG's (51.7%) -, in addition to having a younger fleet. Our growth trajectory, credit profile, and cash flow accretion would be burdened by a combination with BW LPG, not enhanced.

A Dual Listing is Not a Benefit to Dorian Shareholders

You suggest that the combined company's stock would have an enhanced trading liquidity due to its larger market capitalization, and propose a dual listing of the shares on the New York Stock Exchange and the Oslo Stock Exchange. We believe the promise of increased liquidity is illusory, as there is limited investor overlap and little reason to believe BW LPG's existing shareholders would change their currency trading preferences.

Notwithstanding declining your proposal, our Board is willing to discuss acquiring or consolidating some or all of your 17 ECO-ships into our commercial platform. We believe that such a proposal would allow for a more transparent relative valuation and could be concluded relatively expeditiously.

If your Board is interested in this type of consolidation, we would be prepared to enter into discussions about its potential merits.

Thank you and your Board for your interest in Dorian, which clearly recognizes the exceptional business we have created and its long-term potential.

That said, I hope that you understand why the Dorian Board cannot pursue a transaction that is by all relevant measures not in the best interests of our shareholders.

Sincerely,

John Hadjipateras
Chairman, President and Chief Executive Officer

About Dorian LPG Ltd. Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG's fleet currently consists of twenty-two modern VLGCs. Dorian LPG has offices in Stamford, Connecticut, USA, London, United Kingdom and Athens, Greece.

Forward-looking Statements This press release contains "forward-looking statements."  Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "should" and similar expressions are forward-looking statements.  These statements are not historical facts but instead represent only the Company's belief regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control.  Actual results may differ, possibly materially, from those anticipated in these forward-looking statements.  For a discussion of some of the risks and important factors that could affect future results, see the discussion in the Company's Annual Report on Form 10-K, under the heading "Risk Factors."  The Company does not assume any obligation to update the information contained in this press release.

For further information:

Dorian LPG Ltd
Ted Young
Chief Financial Officer (203) 674-9900
IR@dorianlpg.com

Kekst
Ruth Pachman/Mark Semer (212) 521-4800
ruth.pachman@kekst.com
 mark.semer@kekst.com